Exhibit 99.2
Press Release

Winsonic Diversity in Preliminary Negotiations Regarding Acquisition of Colonel McCrary Trucking

ATLANTA, GA - 10/22/07-Business Wire- Winsonic Diversity, LLC (“Winsonic Diversity”), which is 49% owned by Winsonic Digital Media Group, Ltd. (WDMG-Bulletin Board), announced that it is in preliminary negotiations with Colonel McCrary Trucking, LLC (“Colonel McCrary”), a Georgia limited liability company, regarding the acquisition of Colonel McCrary by Winsonic McCrary, LLC (“Winsonic McCrary”), a newly-created Georgia limited liability company and wholly-owned subsidiary of Winsonic Diversity.  Winsonic Diversity and Colonel McCrary are currently in the process of negotiating a definitive asset purchase agreement.  Winsonic Diversity is planning to acquire assets that should facilitate the fulfillment of existing contracts as well as contracts currently under negotiation and should provide Winsonic Diversity with greater flexibility regarding financing its operations.

“Acquisition of the Colonel McCrary assets should escalate revenue growth considerably and give Winsonic Diversity the ability to actively pursue completion of current construction contracts” said Winston Johnson, Chairman and CEO of Winsonic Digital Media Group.  “The acquisition should also provide Winsonic Diversity with additional resources and flexibility to pursue contract growth and fulfillment aggressively” said Mr. Johnson.

There can be no assurance when or if a definitive agreement will be entered into nor can there be any assurance that this acquisition will be consummated.  Winsonic Diversity will continue to consider the best interests of its shareholders in continuing to explore this opportunity.

About WinSonic Digital Media Group, Ltd.

WinSonic Digital Media Group, Ltd., based in Atlanta, Georgia, is a facilities-based communications, media distribution, construction, and technology solutions company.

The Company historically has focused on distributing digital content to the public and providing high-speed, high quality, low cost solutions that enable users to view, interact, and listen to all types of audio, online video and digital TV in full screen format.

The Company's subsidiaries: WinSonic Diversity, LLC, Automated Interiors, LLC, Tytess Design and Development, Inc., DV Photo Shop, and WinSonic Digital Cable Systems Network, Ltd's network, can deliver customized, bundled solutions to a wider range of customers that include custom wiring, centrally located utilities, project management, telephone, internet, audio/video and digital TV.

Certain statements in this press release which are not historical or current fact constitute "forward-looking statements" within the meaning of such term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "may," "will," "potential," "opportunity," "believes," "belief," "expects," "intends," "estimates," "anticipates" or "plans" to be uncertain and forward-looking. Such forward-looking statements are based on our best estimates of future results, performance or achievements, current conditions and the most recent results of the company. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission including, but not limited to, its report on form 10-KSB for the year ended December 31, 2006. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

Source: WinSonic Digital Media Group, Ltd.